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                                  EXHIBIT 10.20

                    EMPLOYMENT AGREEMENT BETWEEN SHOPPING.COM
                                AND JOHN MARKLEY
                                  JUNE 1, 1998


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                                    AGREEMENT



This agreement is made on June 1, 1998 between John H. Markley. (JHM), an individual residing in California, and SHOPPING.COM (S.C.) a California Corporation. John H. Markley has accepted the position of President and Chief Executive Officer of Shopping.com and Shopping.com wishes to employ the services of JHM. NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:



                                    ARTICLE I

                                      TERM


1. The term of this agreement shall be for a period of three years commencing June 1, 1998 and ending on March 31,2001. The contract will automatically be renewed in one-year increments unless either party terminates via giving written notice by January 31st each year starting with January 31, 2001. Employer may terminate this Agreement at any time for "Cause" with or without notice. For purposes of the Agreement, the term "Cause" shall mean any of the following:

        (i) Employee's willful breach or habitual neglect of the duties and obligations required of him, either expressly or impliedly by the terms of the Agreement;

        (ii) Employee's failure to perform his duties in a manner consistent with good business judgment, or in the best interests of Employer;

        (iii) The event of Employee being charged by any federal, state, or local authority with act of dishonesty, any act involving public ridicule or moral

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               turpitude, or an act constituting a felony, and Employee either being convicted or entering a plea of guilty or nolo contendere;
               or

        (iv) Employee's commission of a fraud, embezzlement, or misappropriation, whether or not a criminal or civil charge is filed in connection therewith.



                                   ARTICLE II

                                    SERVICES




JHM shall provide executive management for the promotion, strategic planning, marketing, geographic expansion, financing, and general management of S.C's business. JHM will devote substantially all of his business time to the operation of S.C. JHM shall report directly to the Board of Directors. JHM agrees to obtain, at S.C's expense, key man life insurance of $1.0 million with the company as the beneficiary.



                                   ARTICLE III

                                  COMPENSATION

JHM shall receive a bi-weekly base compensation of $6,735 during the period commencing June 1, 1998 and ending May 31, 1999. For the period commencing June 1, 1999 through May 31, 2000 the bi-weekly base compensation shall be $9,615. For period commencing June 1, 2000 through May 31, 2001 the bi-weekly base compensation shall be $11,540. Actual business expenses will be 100% reimbursed by S.C. JHM will document all expenses on an approved expense form. S.C has authorized a $1000 per month auto allowance and a twelve month housing allowance of $1500 per month. S.C agrees to provide health and life insurance at the company's expense. In


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addition to the above, JHM will participate in a formula bonus which will provide for the opportunity to receive an amount equal 100% of JHM base compensation for exceeding the Shopping.com annual business plan net profit. The incentive plan shall be approved annually by the Board of Directors.



                                   ARTICLE IV

                           NON-DISCLOSURE AND SECRECY



1. JHM agrees that, during the term of this Agreement, and at all times thereafter, it will keep and cause all S.C. information in strictest confidence and will not either directly or indirectly use or allow to be used for personal benefit, or the benefit of others, disseminate or disclose any Confidential Information or Trade Secrets (as such terms are defined below) used and/or obtained in providing the Services hereunder, except to parties to this Agreement, regardless of whether the Confidential information of Trade Secrets have been conceived or developed, in whole or in part by JHM. JHM acknowledges and agrees that the terms "Confidential Information" and "Trade Secrets" as used in this Agreement include without limitation, the whole or any portion or phase of any design, process, service, procedure, formula, improvement, customer list, information with respect to customer requirements and practices, marketing research and development information, statistical data, sources of merchandise, technical information, computer models, and all other information concerning the industry and business in which the S.C. concept operates and which is of value in the operation of S.C. business, or is otherwise understood to be, of a confidential character and which has not been published or otherwise understood to be, of a confidential character and which has not been published or otherwise become a matter of general public knowledge, under circumstances involving no breach of this Agreement. JHM agrees that all Trade Secrets and Confidential Information are and shall be the




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          property of S.C. regardless of whether conceived or developed by JHM pursuant to the Services. To that end, JHM hereby assigns to S.C. all rights and all Trade Secrets and proprietary information developed by JHM in providing the Services.

2. Upon termination or earlier expiration of this Agreement JHM shall surrender to S.C. at any time of such expiration or termination of this Agreement or upon demand by S.C. at any time all material of a confidential and secret nature, including without limitation, the Confidential Information and Trade Secrets, and any other documents of a proprietary nature as may then be in JHM (s) possession or control.



                                    ARTICLE V

                                  MISCELLANEOUS


        1. INJUNCTIVE RELIEF JHM acknowledges and agrees that any breach of obligations to be performed by and pursuant to Article IV is likely to result in irreparable harm to S.C and JHM therefore consents and agrees that if it violates any such obligations, S.C shall be entitled, among and in addition to any other rights and remedies available under this Agreement or otherwise, to temporary and permanent injunctive relief to prevent JHM from committing or continuing a breach of such obligations.

        2. ENTIRE AGREEMENT This agreement constitutes the whole Agreement between the parties hereto and there are no other terms other than those contained herein. This Agreement supersedes any prior contract or understanding related to retaining JHM.

        3. AMENDMENT No variation of this Agreement shall be deemed valid unless in writing and signed by the parties hereto.


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        4. GOVERNING LAW This agreement shall be construed and enforced in accordance with the laws of California.

        5. SEVERABILITY Each provision of this Agreement is intended to be severable from the other so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not effect the validity of the remaining provisions and terms hereof.

        6. INDEMNITY AND HOLD HARMLESS S.C agrees to indemnify and does hold harmless JHM from and against any and all liabilities, claims, demands, damages, costs and expenses (including attorney's fees) resulting from, arising out of, or occasioned by any S.C business related activity.

        7. ASSIGNMENT This Agreement may not be assigned by JHM to any other person or party without S.C's prior written consent which may be withheld in S.C's sole discretion. Notwithstanding the forgoing, S.C may assign this Agreement to any successor corporation, affiliated company of subsidiary. In the case of assignment by S.C, Assignee shall assume, in writing, S.C obligations.

        8. REPRESENTATION AND WARRANTY JHM hereby agrees that any documents produced with respect to the business of S.C shall be marked "Confidential" and "Property of Shopping.com" whether those documents are produced by JHM or by a vendor or party chosen by JHM.

        9. CAPTIONS Captions used in this Agreement are used for convenience only and are not intended to, nor are they to be construed to, have any substantive meaning or control in the construction of the Agreement.

        10. NOTICES Any Notice given by one party to any other party hereunder shall be delivered to the party at the address indicated below that party's signature


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        to this Agreement. Such notice shall be given to U.S. Mail, certified, and shall be deemed delivered on the date of actual receipt or the date of first refusal to accept delivery.

        11. REPRESENTATION BY COUNSEL Each party agrees and acknowledges that it has had the opportunity to consult with independent legal, tax and financial counsel of each party's choice in order to be advised with respect to the effect of this Agreement.

        12. CONSTRUCTION Any issues with respect to construction or interpretation of this Agreement are to be resolved without resort to the presumption that any ambiguities in this Agreement should be contrued against the drafter.


        Agreed to:
        Date:  May 29, 1998                     /s/ JOHN H. MARKLEY
                                                --------------------------------
                                                John H. Markley


        /s/ ED BRADLEY                          /s/ FRANK W. DENNY
        ------------------------------          --------------------------------
        Shopping.com                            Shopping.com
        By: Ed Bradley                          By: Frank W. Denny


        /s/ KRISTINE E. WEBSTER
        -----------------------------
        Shopping.com
        By: Kristine E. Webster